CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

REED’S, INC.

Reed’s, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment of Certificate of Incorporation (this “Amendment”) to increase its authorized capital stock to Forty Million Five Hundred Thousand (40,500,000), of which Forty Million (40,000,000) shall be shares of Common Stock having a par value of $.0001 per share and Five Hundred Thousand (500,000) shall be shares of Preferred Stock having a par value of $10.00 per share; and (ii) declaring this Amendment to be advisable, submitted to and considered by the stockholders of the Corporation entitled to vote thereon for approval by the affirmative vote of such stockholders in accordance with the terms of the Corporation’s Certificate of Incorporation, as previously amended (the “Certificate of Incorporation”) and Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and recommended for approval by the stockholders of the Corporation.

SECOND: That thereafter, pursuant to resolutions of its Board of Directors, at the annual meeting of the stockholders of said Corporation, duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the Amendment.

THIRD: That this Amendment was duly adopted in accordance with the terms of the Certificate of Incorporation and the provisions of Section 242 of the DGCL by the Board of Directors and stockholders of the Corporation.

FOURTH: The Certificate of Incorporation is amended by amending Article IV thereof to read in its entirety as follows:

The total number of shares of capital stock which the Corporation is authorized to issue is Forty Million Five Hundred Thousand (40,500,000), of which Forty Million (40,000,000) shall be shares of Common Stock having a par value of $.0001 per share and Five Hundred Thousand (500,000) shall be shares of Preferred Stock having a par value of $10.00 per share. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences, and rights and the qualifications, limitations, or restrictions thereof, of each such series of Preferred Stock, including without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issue of shares of such series then outstanding, subject to the powers, preferences, and rights and the qualifications, limitations, and restrictions thereof stated in the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by the President of the Corporation on October 9, 2017.

REED’S, INC.

By:	/s/ Valentin Stalowir
Name:	Valentin Stalowir
Title:	President and Chief Executive Officer